Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions of “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Financial Highlights” in the Prospectus in Post-Effective Amendment Number 7 to the Registration Statement (Form N-1A No. 333-229001).

We also consent to the incorporation by reference therein and use of our reports dated September 28, 2021 with respect to the financial statements and financial highlights of Frost Credit Fund, Frost Growth Equity Fund, Frost Low Duration Bond Fund, Frost Municipal Bond Fund, and Frost Total Return Bond Fund (each a series of Frost Family of Funds) for the year ended July 31, 2021 included in the Annual Report (Form N-CSR) for 2021 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

November 24, 2021